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                                                                      EXHIBIT 16

SCHEDULE OF COMPUTATION OF PERFORMANCE
QUOTATIONS IN CALCULATION OF PERFORMANCE DATA


The average annual compounded total return on investments is calculated as follows:

      n
P(1+T) = ERV

1 Year         1000 (1+T)1   =     1,132.33 = 13.2%
5 Years        1000 (1+T)5   =     1,951.37 = 14.3%
10 Years       1000 (1+T)10  =     3,844.33 = 14.4%

The cumulative total return on investments is calculated as follows:

               CTR = ERV - P
                     ----   100
                      P




1 Year    (1,132.33 - 1,000)  x    100   =     13.2%
          ------------------
                   1,000

5 Year    (1,951.37  - 1,000) x    100   =     95.1%
          -------------------

10 Year   (3,844.33  - 1,000) x    100   =    284.4%
          -------------------

See "Calculation of Performance Data" in the Statement of Additional Information for a legend defining the symbols.